Financial
                                              Mr. John A. Schuler
                                              Treasurer
                                              Phone: (610)208-2165

                                              Media
                                              Ms. Katharine B. Marshall
                                              Manager - Communications
IMMEDIATE RELEASE                             Phone:  (610)208-3034


                      CARPENTER REDIRECTS ASIAN STRATEGY

     Reading, PA (March 19, 1996) -- Carpenter Technology Corporation (NYSE:CRS) announced today that it will exercise a portion of its put option with Walsin Lihwa Corporation of the Republic of China (Taiwan), lowering its ownership in their Walsin-CarTech Specialty Steel Corporation, a carbon and stainless rod mill joint venture in Taiwan, to 5 percent from 19 percent. Walsin Lihwa will purchase the shares later this month.

     Carpenter originally purchased the 19 percent interest in September 1993 for $45 million. The reduced investment will result in a return of $33 million to Carpenter. Carpenter will continue to provide know-how and technical assistance to the venture.

     Carpenter recently announced a $125 million capital expenditure program in the U.S. over and above its normal capital spending plans in order to meet the growth requirements of its customers in the U.S. The reduction in ownership in the Taiwan mill does not reflect a change but, rather a redirection of Carpenter's strategic efforts in Taiwan and the Asian markets.

     Simultaneously, Carpenter announced four initiatives which will increase its involvement in Taiwan and Asia in the high technology specialty alloy and specialty materials business segments. The rapid expansion of these segments in Asia has led both Carpenter and Walsin Lihwa to mutually agree to modify the nature of their cooperative efforts.

     In the first initiative, Carpenter has signed a memorandum of understanding with Walsin Lihwa Corporation to pursue business opportunities in stainless and specialty steel distribution and processing in Taiwan. Carpenter will be the majority shareholder. Secondly, Carpenter will expand its sales presence in Asia by establishing a sales office in Singapore, although its Taipei office will remain Carpenter's Asian business development headquarters. Third, Carpenter has entered into a letter-of-intent with Taiwan's Aero Industry Development Center to become a preferred supplier of special alloys and ceramics for aerospace and stationary power generation turbines. Finally, Carpenter has signed a memorandum of understanding with the Industrial Technology Research Institute of the Ministry of Economic Affairs to engage in joint development activities related to the commercialization of advanced ceramics manufacturing technology for electronic and structural markets.

                                  (more)
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Carpenter Technology Corporation
March 19, 1996
Reading, PA                                                       Page 2


     "Taiwan is a rapidly developing economic area and one of the centers of Asian business growth," said Robert W. Cardy, Chairman, President and Chief Executive Officer. "The initiatives which we announced today will allow Carpenter to better focus on the high technology alloy and specialty materials markets which are at the center of our strategic thrust. Moreover, they will allow us to maintain our excellent working relationship with Walsin Lihwa and the government of the Republic of China as we branch out from Taiwan into other Asian markets."

     Carpenter, headquartered in Reading, Pennsylvania, manufactures high performance alloys and specialty steel products for automotive, aerospace, electronics and other industries worldwide. The Company also manufactures structural ceramic components and metal injection molded parts for specialty applications. Carpenter has approximately 4,400 employees throughout the world, including 2,800 in Reading.

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